Exhibit 99.1

Contact:
David Waldman or Natalya Rudman
Crescendo Communications, LLC
Email: mlss@crescendo-ir.com
Tel: 212-671-1020

Leonard Osser to Re-Assume Role as CEO of Milestone Scientific

LIVINGSTON, NJ, December 18, 2017 -- Milestone Scientific Inc. (NYSE: MLSS), a leading developer of computerized drug delivery instruments that provide painless and precise injections, today announced that the Board of Directors has appointed former CEO Leonard Osser as Interim Chief Executive Officer, replacing Leslie Bernhard, effective immediately. Leslie Bernhard will remain Chairman of the Board.

Ms. Bernhard commented, “As founder of the company, Leonard Osser has been instrumental in both the growth and strategic vision for the Company. While we are continuing our search for a new CEO, this process has been slower than expected because the Company has been focused on several ongoing strategic initiatives that Leonard is spearheading. For this reason, he has graciously agreed to resume the role as CEO pending completion of these major projects and selection of a new long-term CEO. We greatly appreciate his support and believe his continued involvement both at the executive and board level will be invaluable to our long-term success.”

“I am more excited than ever about the long-term outlook for Milestone given the recent FDA approval of our epidural instrument on the heels of our successful clinical trial, the planned launch of our cosmetic instrument and the success of our distribution partnership with Henry Schein for the dental instrument. We have garnered significant interest in each of these instruments, as well as others, and we look forward to providing further updates in the months ahead.”

About Milestone Scientific Inc.

Milestone Scientific Inc. (MLSS) is a leading medical research and development company that designs and patents innovative injection technologies. Milestone's computer-controlled systems are designed to make injections precise, efficient, and virtually painless. For more information please visit our website: www.milestonescientific.com.

Safe Harbor Statement

This press release contains forward-looking statements regarding the timing and financial impact of Milestone's ability to implement its business plan, expected revenues, timing of regulatory approvals and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions, future business decisions and regulatory developments, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone's periodic filings with the Securities and Exchange Commission, including without limitation, Milestone's Annual Report for the year ended December 31, 2016. The forward looking statements in this press release are based upon management's reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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